As filed with the Securities and Exchange Commission on April 10, 1997
                                        Registration No. 33-39776

                __________________________________

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                __________________________________

                  POST-EFFECTIVE AMENDMENT NO. 4
                                TO
                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933
                __________________________________

                        CERNER CORPORATION
      (Exact name of registrant as specified in its charter)

           DELAWARE                             43-1196944
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)


2800 ROCKCREEK PARKWAY, SUITE 601, KANSAS CITY, MISSOURI  64117
(Address of Principal Executive Offices)               (Zip Code)


                        CERNER CORPORATION
                  INCENTIVE STOCK OPTION PLAN B
                     (Full title of the plan)

CLIFFORD W. ILLIG, 2800 ROCKCREEK PARKWAY, SUITE 601, KANSAS
CITY, MISSOURI 64117
             (Name and address of agent for service)

                          (816) 221-1024
  (Telephone number, including area code, of agent for service)

           PLEASE SEND COPIES OF ALL CORRESPONDENCE TO:

                       JAMES W. ALLEN, ESQ.
                   STINSON, MAG & FIZZELL, P.C.
                        1201 WALNUT STREET
                   KANSAS CITY, MISSOURI  64106
                         (816)  842-8600

                         EXPLANATORY NOTE

          This Post-Effective Amendment No. 4 amends Registration on Form S-8 No. 33-39776 (the "Registration Statement"), in accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to reflect an increase in the number of shares of Common Stock, $.01 par value per share (the "Common Stock"), of Cerner Corporation (the "Company"), covered by such Registration Statement as a result of a 100% stock dividend (the "1995 Stock Dividend") paid on August 4, 1995 to holders of record of shares of Common Stock on July 24, 1995. While the initial filing of the Registration Statement with the Securities and Exchange Commission covered 200,000 shares of Common Stock, Post-Effective Amendment No. 2 to the Registration Statement increased the number of shares of Common Stock covered by the Registration Statement to 396,000 as a result of a prior stock dividend (the "1992 Stock Dividend"). Two thousand (2000) shares of Common Stock covered by the Registration Statement were distributed before the 1992 Stock Dividend as a result of the exercise of stock options. Post-Effective Amendment No. 3 to the Registration Statement increased the number of shares of Common Stock covered by the Registration Statement to 778,708 as a result of another stock dividend (the "1993 Stock Dividend").
Six thousand six hundred forty-six (6,646) shares of Common Stock covered by the Registration Statement were distributed before the 1993 Stock Dividend as a result of the exercise of stock options. As of August 4, 1995, an additional 403,168 shares of Common Stock covered by the Registration Statement had been distributed as a result of the exercise of stock options. The remaining 375,540 shares of Common Stock had not been distributed as of August 4, 1995, and this Post-Effective Amendment No. 4 increases the number of shares of Common Stock remaining covered by the Registration Statement to 751,080 as a result of the 1995 Stock Dividend.

          The provisions of Rule 416 shall apply to this Registration Statement and the number of shares registered on this Registration Statement automatically shall increase or decrease as a result of future stock splits, stock dividends or similar transactions.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities
Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference: (i) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) the description of the Common Stock of the Registrant which is contained in the Registrant's Registration Statement on Form 8-A (File No. 0-15386), including any amendments or reports filed for the purpose of updating such description.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents, except in no event shall any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K be deemed to constitute part of this Registration Statement.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the shares of the Common Stock of the Registrant registered pursuant to this Registration Statement will be passed upon by Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Kansas City, Missouri 64106. As of March 31, 1997, attorneys of such law firm owned in the aggregate 49,592 shares of Common Stock of the Registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 145 of the Delaware General Corporation Law (the "DGCL") (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of other enterprises, as well as certain other persons, against expenses, judgments, fines and settlement amounts incurred by such directors, officers or other persons in defense of any action, suit or proceeding to which they are made parties by reason of being or having been a director, officer, employee or agent of the corporation, or of another enterprise at the request of the corporation, subject to specified conditions and exclusions, (ii) gives such directors, officers or other persons who are successful in the defense of any action, suit or proceeding the right to be indemnified, and (iii) authorizes the corporation to purchase and maintain directors' and officers' liability insurance. The indemnification authorized by Section 145 of the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise.

     (b) Article Tenth of the Registrant's Restated Certificate of Incorporation authorizes the Registrant to agree to indemnify any of its directors, officers, employees or agents, and any person who serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the state of Delaware; provided that the Registrant is not permitted to indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful misconduct.

     (c) In accordance with Section 102(b)(7) of the DGCL, Article Tenth of the Registrant's Restated Certificate of Incorporation contains a provision eliminating a director's personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted or authorized by the laws of the state of Delaware. Section 102(b)(7) of the DGCL prohibits the elimination or limitation of a director's liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (relating to unlawful dividend payments or stock redemptions or repurchases), or (4) for any transaction from which the director derived an improper personal benefit.

     (d) Section 28 of the Registrant's Bylaws requires the Registrant to indemnify any person (1) against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any amounts paid in settlement and expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request; provided that (a) such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person's conduct was unlawful, and (b) the Registrant is not required to indemnify or advance expenses to such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized by the Registrant's Board of Directors. Said
Section 28 further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to such indemnity. If any person serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, said Section 28 requires that the Registrant indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Prior to indemnifying a person pursuant to
Section 28 of the Registrant's Bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court and except as otherwise provided by the immediately preceding sentence. Such determination must be made by (y) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (or by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable), or (z) the stockholders. If the determination is adverse to the person seeking to be indemnified, such person may cause the determination to be made by a court having jurisdiction over the Registrant. The indemnification provided by Section 28 of the Registrant's Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, the Registrant's Restated Certificate of Incorporation, the
Registrant's Bylaws, any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

     (e) The Registrant has entered into indemnification agreements with the Registrant's directors, Clifford W. Illig, Neal L. Patterson, Michael E. Herman, Thomas A. McDonnell,
Gerald E. Bisbee, Jr., Thomas C. Tinstman, M.D. and John C. Danforth, which, among other things, (a) confirm the present indemnity permitted under the DGCL, (b) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their services as a director of the Registrant or as a director of any subsidiary of the Registrant or as a director, officer, employee or agent of any other company or enterprise when they are serving in such capacities at the request of the Registrant, and
(c) provide procedures for notification and defense of a claim. However, no indemnity will be provided to any director on account of conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or wilful misconduct. The indemnification agreements also provide that the Registrant will advance the expenses of defending an action, lawsuit or other proceeding to the indemnified director before the matter is disposed of if the indemnitee agrees to repay any such advances to the Registrant if it is later determined that he or she was not entitled to indemnification.

     (f)  Section 28 of the Registrant's Bylaws permits the
Registrant to insure any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request, whether or not the Registrant would have the power to indemnify such person under the provisions described above. The Registrant has obtained directors' and officers' liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and
(ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated by reference herein.

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

               Provided, however, that paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on March 7, 1997.

                                   CERNER CORPORATION


                                   By: /s/ Clifford W. Illig
                                         Clifford W. Illig
                                         President

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                   Title                 Date


/s/  Neal L. Patterson  Chairman of the Board   March 7, 1997
Neal L. Patterson       and Director (Principal
                        Executive Officer)

/s/  Clifford W. Illig
Clifford W. Illig      President and Director   March 7, 1997


/s/  Marc G. Naughton  (Principal Financial     March 7, 1997
Marc G. Naughton        and Accounting Officer)


/s/ Gerald E. Bisbee, Jr.
Gerald E. Bisbee, Jr.  Director                 March 7, 1997


/s/  Michael E. Herman
Michael E. Herman      Director                 March 7, 1997


/s/  Thomas C. Tinstman, M.D.
Thomas C. Tinstman, M.D. Director               March 7, 1997


/s/ Thomas A. McDonnell
Thomas A. McDonnell      Director               March 7, 1997


/s/  John C. Danforth
John C. Danforth         Director              March 7, 1997

                          EXHIBIT INDEX
                                                          Page
Number                 Description                        No.

4(a)      Restated Certificate of Incorporation, as         *
          amended through June 30, 1996 (filed as
          Exhibit 3(a) to Registrant's Quarterly Report on
          Form 10-Q for the quarter ended June 30, 1996, and incorporated herein by reference).

4(b)      Bylaws of Registrant, as amended (filed as        *
          Exhibit 3 to Registrant's Quarterly Report on
          Form 10-Q for the quarter ended July 1, 1995, and incorporated herein by reference).

4(c)      Specimen stock certificate (filed as Exhibit      *
          4(a) to Registrant's Registration Statement on
          Form S-8 (File No. 33-15156) and incorporated herein by reference).

4(d)      Note Agreement between Cerner Corporation,        *
          Principal Mutual Life Insurance Company, and
          Principal National Life Insurance Company dated July 1, 1994 (filed as Exhibit 10(a) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, and incorporated herein by reference).

4(e)      Credit Agreement between Cerner Corporation,      *
          Cerner Properties, Inc., Mark Twain Kansas Bank and Harris Trust & Savings Bank dated April 18, 1994 (filed as Exhibit 10(b) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, and incorporated herein by reference).

4(f)      Cerner Corporation Incentive Stock Option         *
          Plan B, as amended (filed as Exhibit 19(c) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 and incorporated herein by reference).

4(g)      Form of Stock Option Agreement for Cerner         *
          Corporation Incentive Stock Option Plan B
          (filed as Exhibit 4(f) to Registrant's Post-
          Effective Amendment No. 3 to Registration
          Statement No. 33-15156 and incorporated herein by reference).

5         Opinion of Stinson, Mag & Fizzell, P.C.,
          Counsel for the Registrant, with respect to the legality of the Common Stock of the Registrant registered hereby.

23(a)     Consent of Registrant's Independent Accountants.

23(b)     Consent of Registrant's Counsel (contained in     *
          the Opinion of Counsel filed as Exhibit 5).

____________________

     *    Incorporated herein by reference.